Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference, in the Registration Statement (Form S-8) pertaining to the 2018 Omnibus Incentive Compensation Plan of Onconova Therapeutics, Inc. of our report dated March 16, 2018, with respect to the consolidated financial statements of Onconova Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 16, 2018